Exhibit 2.3
SECURITIES CONTRIBUTION AGREEMENT
     This SECURITIES CONTRIBUTION AGREEMENT (this “Agreement”) is made and entered into as February 12, 2010, by and among LIBRA ALLIANCE CORPORATION, a Nevada corporation (“Libra”) and                     , an individual (the “Holder”).
RECITALS
     A. The Holder holds a Promissory Note (the “Term Note”) issued to the Holder pursuant to the terms of the Securities Modification Agreement and/or the Securities Rescission and Issuance Agreement (either, the “Modification Agreement”), dated as of February 12, 2010 by and between LY Holdings LLC (“LYH”) and the Holder, which is effective subject to the condition subsequent that this Agreement be executed by Libra and the Holder;
     B. The Term Note held by the Holder has an outstanding principal amount of $[                    ] (the “Term Note”); and
     C. The Holder wishes to contribute the Term Note to Libra in exchange for [                                        ] shares of Libra Common Stock (the “Shares”) as part of a unified exchange (the “Exchange Transaction”) by and among Libra, LYH, the Holder and various other parties pursuant to a Master Transaction Agreement dated as of February 12, 2010 (the “Master Transaction Agreement”).
     D. The Exchange Transaction is intended to qualify generally as a tax-free exchange of property for Libra stock under Section 351 of the Internal Revenue Code.
     E. As set forth in the Modification Agreement, LYH has approved and consented to the contribution, assignment, transfer and delivery of the Term Note as set forth herein and shall deliver a promissory note to Libra in the aggregate principal amount of all Notes contributed to Libra pursuant to the several Securities Contribution Agreements by and between Libra and the several holders of Notes issued by LYH.
     NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
     1. Assignment, Transfer and Delivery of Note. The Holder hereby contributes, assigns, transfers and delivers the Term Note to Libra (such contribution, assignment, transfer and delivery, the “Contribution”), and Libra hereby accepts assignment of the Term Note from Holder. Upon execution and delivery of this Agreement and subject to the execution and delivery of the Securities Exchange Agreement by and between Libra and LY Holdings LLC as a condition precedent hereto, title to, beneficial ownership of, and any and all rights and benefits attached or accruing to the Term Note shall pass to Libra.
     2. Assignment, Transfer and Delivery of Shares; Tax Treatment. In consideration of the assignment of the Term Note by Holder to Libra, and effective upon execution and delivery of this Agreement and subject to the execution and delivery of the Securities Exchange

Agreement by and between Libra and LY Holdings LLC as a condition precedent hereto, Libra hereby agrees to issue the Shares to Holder. Libra shall issue certificates representing the Shares as soon as possible after the date of this Agreement. The Holder shall be deemed to be the record holder of the Shares as of the date of this Agreement. The parties acknowledge that the transactions contemplated by this Agreement and the Master Transaction Agreement are intended to generally qualify as a tax-free exchange of property for stock under Section 351 of the Internal Revenue Code; provided, however, that the Holder acknowledges that neither Libra nor any other party has made any representations or warranties regarding the tax treatment of the Contribution. Holder acknowledges that he has been advised to seek his own tax advice regarding the tax consequences of the Contribution. By signing this Agreement, the Holder joins and accedes to the Master Transaction Agreement, and authorizes the Chief Executive Officer of Libra to execute counterparts of the Master Transaction Agreement on the Holder’s behalf.
     3. General Representations of the Holder.
     (a) Authority, Validity and Effect; No Conflict. The Holder has all requisite power and authority to enter into, deliver and perform his obligations under the Modification Agreement and this Agreement and to consummate the transactions contemplated herein or therein, and that such agreements have been duly executed and delivered pursuant to all necessary authorization and are the legal, valid and binding obligations of the Holder, enforceable against the Holder in accordance with their terms, except as such enforceability may be limited by (A) applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally from time to time in effect, and (B) the availability of equitable remedies (regardless of whether enforceability is considered in a proceeding at law or in equity).
     The Holder: (i) if a natural person, represents that the Holder has reached the age of 21 and has full power and authority to execute and deliver the Modification Agreement and this Agreement and all other related agreements or certificates and to carry out the provisions hereof and thereof; (ii) if a corporation, partnership, or limited liability company or partnership, or association, joint stock company, trust, unincorporated organization or other entity, represents that such entity was not formed for the specific purpose of acquiring the Shares, such entity is duly organized, validly existing and in good standing under the laws of the state of its organization, the consummation of the transactions contemplated hereby is authorized by, and will not result in a violation of state law or its charter or other organizational documents, such entity has full power and authority to execute and deliver the Modification Agreement and this Agreement and all other related agreements or certificates and to carry out the provisions hereof and thereof and to purchase and hold the Shares, the execution and delivery of the Modification Agreement and this Agreement has been duly authorized by all necessary action, this Agreement has been duly executed and delivered on behalf of such entity and is a legal, valid and binding obligation of such entity; or (iii) if executing the Modification Agreement and this Agreement in a representative or fiduciary capacity, represents that it has full power and authority to execute and deliver the Modification Agreement and this Agreement in such capacity and on behalf of the subscribing individual, ward, partnership, trust, estate, corporation, or limited liability company or partnership, or other entity for whom the Holder is executing the Modification Agreement and this Agreement, and such individual, partnership, ward, trust, estate, corporation, or limited liability company or partnership, or other entity has full right and power to perform pursuant to this Agreement and make an investment in Libra, and represents that the Modification Agreement and this Agreement constitutes a legal, valid and binding obligation of such entity.
     Neither the execution, delivery and performance of the Modification Agreement and this Agreement, nor the consummation by the Holder of the transactions contemplated therein, nor compliance by the Holder with any of the provisions thereof, will (i) constitute or result in the material violation or material breach of any term, condition or provision of, or constitute a material default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation or imposition of a lien upon the Term Note, pursuant to any agreement, contract or similar obligation to which the Holder is a party or by which he is bound, or (ii) violate or conflict with any order or law applicable to or binding on the Holder or any of his properties or assets in any material respect.
     (b) No Consents. No Consent is required to be obtained by the Holder in connection with the execution, delivery and performance of the Modification Agreement and this Agreement or for the consummation by the Holder of the transactions contemplated therein or herein.
     (c) Ownership . The Holder is the sole record and beneficial owner of, and has good and valid title to, the Term Note, free and clear of any and all liens or other encumbrances. Upon the consummation of the transactions contemplated by this Agreement in accordance with the terms hereof, Libra will acquire good and valid title to the Term Note, free and clear of all liens and other encumbrances.
     (d) Litigation. There are no actions pending or, to the Holder’s knowledge, threatened against or affecting the Holder at law or in equity, or before or by any governmental authority that would adversely affect the Holder’s performance under the Modification Agreement and this Agreement or the consummation of the transactions contemplated thereby or hereby.
     (e) No Brokers. No broker, finder or similar agent has been employed by or on behalf of the Holder, and no Person with which the Holder has had any dealings or communications of any kind is entitled to any brokerage commission, finder’s fee or any similar compensation in connection with the Modification Agreement and this Agreement or the transactions contemplated thereby or hereby.
     4. Securities Representations of the Holder.
     (a) The Shares are not registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws. The Holder understands that the issuance of the Shares in exchange for the Term Note contemplated hereby is intended to be exempt from registration under the Securities Act, by virtue of Section 4(2) thereof and the provisions of Regulation D promulgated thereunder, based, in part, upon the representations, warranties and agreements of the Holder contained in herein;
     (b) The Holder and the Holder’s attorney, accountant, the Holder representative and/or tax advisor, if any (collectively, the “advisors”), acknowledges that it has received the disclosure letter prepared by the Company in connection with the transactions contemplated herein and under the Master Transaction Agreement (the “Disclosure Letter”), the Modification Agreement, this Agreement and all other documents that have been requested by the Holder, has carefully reviewed them and understands the information contained therein, and the Holder and the advisors, if any, prior to the execution of this Agreement, have been provided or have had access to the same kind of information as would be available in a registration statement filed by Libra under the Securities Act. The Holder’s decision to enter into the Modification Agreement and this Agreement has been made based solely on the independent evaluation of the Holder and its advisors, if any;
     (c) Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission or other regulatory authority has approved the Securities, or passed upon or endorsed the merits of the exchange of the Term Note for the Shares. Any representation to the contrary is a criminal offense. The Shares are subject to restrictions on transferability and resale and may not be transferred or resold except as permitted under the Securities Act, and the applicable state securities laws, pursuant to registration or exemption therefrom;
     (d) All documents, records, and books pertaining to the investment in the Shares have been made available for inspection by the Holder and its advisors, if any;
     (e) The Holder and its advisors, if any, have had a reasonable opportunity to ask questions of and receive answers from a person or persons acting on behalf of Libra concerning the exchange of the Term Note for the Shares and the business, financial condition, results of operations of LYH, Lightyear and Libra, and all such questions have been answered by representatives of LYH and Lightyear, to the full satisfaction of the Holder and its advisors, if any;
     (f) In evaluating the suitability of an investment in Libra, the Holder has not relied upon any representation or other information (oral or written) other than as stated in the Disclosure Letter, the Modification Agreement and this Agreement or as contained in documents furnished to the Holder or its advisors, if any, by LYH and Lightyear.
     (g) The Holder is unaware of, is in no way relying on, and did not become aware of the exchange of the Term Note for the Shares directly or indirectly through or as a result of, any form of general solicitation or general advertising including, without limitation, any press release, filing with the SEC, article, notice, advertisement or other communication published in any newspaper, magazine or similar media or broadcast over television, radio or the internet, in connection with the exchange of the Term Note for the Shares and did not become aware of the exchange of the Shares for the Term Note through or as a result of any seminar or meeting to which the Holder was invited by, or any solicitation of a subscription by, a person not previously known to the Holder in connection with investments in securities generally;
     (h) The Holder, either alone or together with its advisors, if any, has such knowledge and experience in financial, tax, and business matters, and, in particular, investments in securities, so as to enable it to utilize the information made available to it to evaluate the merits and risks of the exchange of the Term Note for the Shares and to make an informed investment decision with respect thereto. The Holder is not relying on Libra, LYH or Lightyear or any of their respective employees or agents with respect to the legal, tax, economic and related considerations of an investment in the Shares, and the Holder has relied on the advice of, or has consulted with, only its own advisors, if any;
     (i) The Holder is acquiring the Shares solely for such Holder’s own account for investment purposes only and not with a view to or intent of resale or distribution thereof, in whole or in part. The Holder has no agreement or arrangement, formal or informal, with any person to sell or transfer all or any part of the Shares, and the Holder has no plans to enter into any such agreement or arrangement;
     (j) The exchange of the Note for the Shares represents a high risk capital investment and the Holder is able to afford an investment in a speculative venture having the risks and objectives of Libra. The Holder must bear the substantial economic risks of the investment in the Shares indefinitely because none of the Shares may be sold, hypothecated or otherwise disposed of unless subsequently registered under the Securities Act and applicable state securities laws or an exemption from such registration is available. The shares issued in the Exchange Transaction will be subject to Rule 144(i) restrictions for a shell company, namely, that the Shares may not be sold under Rule 144 until after one year has elapsed from the date Libra filed Form 10 information about Lightyear. In addition, legends shall be placed on the Shares as follows:
“The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended. The shares have been acquired for investment and may not be sold or offered for sale in the absence of an effective Registration Statement for the shares under the Securities Act of 1933, as amended, or an opinion of counsel to the Corporation that such registration is not required.”
Appropriate notations thereof will be made in Libra’s books. Stop transfer instructions will be placed with the transfer agent of the Shares, if any, or with Libra. There can be no assurance that there will be any market for resale of the Shares;
     (k) The Holder has adequate means of providing for such Holder’s current financial needs and foreseeable contingencies and has no need for liquidity of its investment in the Shares for an indefinite period of time;
     (l) The Holder is aware that an investment in the Shares involves a number of very significant risks and has carefully read and considered the matters set forth under the caption “Risk Factors” in the Offering Documents, and, in particular, acknowledges that upon closing of Exchange Transaction Libra will be engaged in a highly competitive business;
     (m) The Holder meets the requirements of at least one of the suitability standards for an “accredited investor” as that term is defined in Regulation D under the Securities Act;
     (n) The Holder and the advisors, if any, have had the opportunity to obtain any additional information, to the extent Libra, LYH or Lightyear had such information in its possession or could acquire it without unreasonable effort or expense, necessary to verify the accuracy of the information contained in the Disclosure Letter and all documents received or reviewed in connection with the exchange of the Term Note for the Shares and have had the opportunity to have representatives of Libra, LYH and Lightyear provide them with such additional information regarding the terms and conditions of this particular investment and the financial condition, results of operations, business and prospects of Libra, LYH and Lightyear deemed relevant by the Holder or the advisors, if any, and all such requested information, to the extent Libra, LYH and Lightyear had such information in its possession or could acquire it without unreasonable effort or expense, has been provided by Libra, LYH and Lightyear to the full satisfaction of the Holder and the advisors, if any;
     (o) Any information which the Holder has heretofore furnished or is furnishing herewith to Libra is complete and accurate and may be relied upon by Libra in determining the availability of an exemption from registration under Federal and state securities laws in connection with the exchange of the Term Note for the Shares. The Holder further represents and warrants that it will notify and supply corrective information to Libra immediately upon the occurrence of any change therein occurring prior to Libra’s issuance of the Shares;
     (p) The Holder has significant prior investment experience, including investments in private, non-traded, non-listed and non-registered securities. The Holder is knowledgeable about investments in small and thinly capitalized businesses. The Holder acknowledges that the shares issued in the Exchange Transaction will be subject to Rule 144(i) restrictions for a shell company. The Holder has a sufficient net worth to sustain a loss of its entire investment in Libra in the event such a loss should occur. The Holder’s overall commitment to investments which are not readily marketable is not excessive in view of the Holder’s net worth and financial circumstances and the exchange of the Note for the Shares will not cause such commitment to become excessive. The investment is a suitable one for the Holder;
     (q) The Holder is satisfied that it has received adequate information with respect to all matters which it or the advisors, if any, consider material to its decision to make this investment;
     (r) The Holder acknowledges that any estimates or forward-looking statements or projections included in the Disclosure Letter were prepared by LYH and Lightyear in good faith but that the attainment of any such projections, estimates or forward-looking statements cannot be guaranteed and will not be updated by Libra, LYH and Lightyear and should not be relied upon;
     (s) No oral or written representations have been made, or oral or written information furnished, to the Holder or its advisors, if any, in connection with the exchange of the Term Note for the Shares which are in any way inconsistent with the information contained in the Disclosure Letter or otherwise provided to the Holder;
     (t) Within five (5) days after receipt of a request from Libra, the Holder will provide such information and deliver such documents as may reasonably be necessary to comply with any and all laws and ordinances to which Libra is subject;

     (u) THE SECURITIES OFFERED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATES AND ARE BEING OFFERED AND SOLD IN RELIANCE ON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF SAID ACT AND SUCH LAWS. THE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER SAID ACT AND SUCH LAWS PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. THE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION OR ANY OTHER REGULATORY AUTHORITY, NOR HAVE ANY OF THE FOREGOING AUTHORITIES PASSED UPON OR ENDORSED THE MERITS OF THIS OFFERING OR THE ACCURACY OR ADEQUACY OF THE DISCLOSURE LETTER. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.
     5. Representations of Libra. Libra represents and warrants to the Holder as follows:
     (a) Organization and Qualification. Libra is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Nevada and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being or currently planned by Libra to be conducted.
     (b) Capitalization. The authorized capital stock of Libra as of the date of this Agreement consists of 20,000,000 shares of Common Stock. The Holder acknowledges that the authorized capital stock of Libra will be increased to 70,000,000 shares of common stock and a class of preferred stock, consisting of 9,500,000 shares, will be authorized upon closing of the Exchange Transaction and that after the issuance of all of the shares of common and preferred stock contemplated by the Master Transaction Agreement, the capitalization and issued and outstanding equity of Libra shall be as set forth on Attachment A.
     (c) Authority Relative to this Agreement. Libra has full corporate power and authority to: (i) execute, deliver and perform this Agreement, and each ancillary document which Libra has executed or delivered or is to execute or deliver pursuant in connection with the Exchange Transaction, and (ii) carry out Libra’s obligations hereunder and thereunder and, to consummate the transactions contemplated hereby (including the Exchange Transaction). The execution and delivery of this Agreement and the consummation by Libra of the Exchange Transaction have been duly and validly authorized by all necessary corporate action on the part of Libra (including the approval by its Board of Directors), and no other corporate proceedings on the part of Libra are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Libra and, assuming the due authorization, execution and delivery thereof by the other parties hereto, constitutes the legal and binding obligation of Libra, enforceable against Libra in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity and public policy.

     (d) No Conflict. The execution and delivery of this Agreement by Libra does not, and the performance of this Agreement by Libra shall not: (i) conflict with or violate Libra’s charter documents, (ii) conflict with or violate any legal requirements, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or materially impair Libra’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of Libra pursuant to, any contracts, except, with respect to clauses (ii) or (iii), for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually and in the aggregate, have a material adverse effect on Libra.
     (e) Required Filings and Consents. The execution and delivery of this Agreement by Libra does not, and the performance of its obligations hereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental entity, except (i) for applicable requirements, if any, of Federal and state securities laws and appropriate documents with the relevant authorities of other jurisdictions in which Company is qualified to do business, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Libra, or prevent consummation of the Exchange Transaction or otherwise prevent the parties hereto from performing their obligations under this Agreement.
     (f) Non-public Information. Libra has not disclosed, and hereafter shall not disclose non-public information to the Holder or representatives of the Holder unless prior to disclosure of such information Libra identifies such information as being non-public information and provides the Holder, and its advisors and representatives with the opportunity to accept or refuse to accept such non-public information for review. Libra may, as a condition to disclosing any non-public information hereunder, require each of the Holder’s advisors and representatives to enter into a confidentiality agreement in a form reasonably satisfactory to Libra and the Holder.
     6. Survival. All covenants, agreements, representations and warranties made herein shall survive the execution and delivery of this Agreement and delivery of the Shares and payment therefor and shall continue in full force and effect. Whenever in this Agreement either of the parties hereto is referred to, such reference shall be deemed to include the successors of such party; and all covenants, promises and agreements in this Agreement by or on behalf of Libra, or by or on behalf of the Holder, shall bind and inure to the benefit of the successors of such parties hereto.
     7. Applicable Law. This Agreement shall be governed by and construed under the laws of the State of Nevada. Each of the parties hereto agree that any legal suit, action or proceeding arising out of or relating to this Agreement shall be instituted exclusively in the United States District Court District of Nevada – Las Vegas,. Each of the parties hereto further agrees to accept and acknowledge service of any and all process which may be served in any such suit, action or proceeding in the United States District Court District of Nevada – Las Vegas and agree that service of process upon it mailed by certified mail to its address shall be deemed in every respect effective service of process upon it, in any such suit, action or proceeding. THE PARTIES HERETO AGREE TO WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL

OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY DOCUMENT OR AGREEMENT CONTEMPLATED HEREBY.
     8. Miscellaneous.
     (a) This Agreement constitutes the entire agreement between the Holder and Libra with respect to the subject matter hereof and supersede all prior oral or written agreements and understandings, if any, relating to the subject matter hereof. The terms and provisions of this Agreement may be waived, or consent for the departure therefrom granted, only by a written document executed by the party entitled to the benefits of such terms or provisions.
     (b) All pronouns and any variations thereof used herein shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the person or persons referred to may require.
     (c) Each of the parties hereto shall pay its own fees and expenses (including the fees of any attorneys, accountants, appraisers or others engaged by such party) in connection with this Agreement and the transactions contemplated hereby and under the Master Transaction Agreement.
     (d) This Agreement may be executed in one or more counterparts each of which shall be deemed an original, but all of which shall together constitute one and the same instrument.
     (e) Each provision of this Agreement shall be considered separable and, if for any reason any provision or provisions hereof are determined to be invalid or contrary to applicable law, such invalidity or illegality shall not impair the operation of or affect the remaining portions of this Agreement.
     (f) Paragraph titles are for descriptive purposes only and shall not control or alter the meaning of this Agreement as set forth in the text.

     IN WITNESS WHEREOF, the parties hereto have caused this Securities Contribution Agreement to be executed as of the date first written above.

LIBRA ALLIANCE CORPORATION
By:
Title:

HOLDER
By:
Title: